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                                                                   EXHIBIT 99.2

                                WHITETREE, INC.

             FORM OF SHAREHOLDER WRITTEN CONSENT TO AUTHORIZATION
                  AND APPROVAL OF MERGER AND RELATED MATTERS

  Each of the undersigned shareholders of Whitetree, Inc., a California corporation ("Whitetree"), with respect to all of the shares of Common Stock ("Whitetree Common Stock") and Preferred Stock ("Whitetree Preferred Stock") of Whitetree of which the undersigned was the record holder at the close of business on February 14, 1997 (the "Record Date"), hereby authorizes and approves, by consent in writing, in lieu of and without a meeting, without prior notice and without a vote, pursuant to Section 603 of the California General Corporation Law, amended (the "CGCL"), and Section 2.10 of Whitetree's Bylaws, the following actions:

    a. the entry by Whitetree into the Agreement and Plan of Merger dated as of February 14, 1997, (the "Merger Agreement") by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Ascend Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub"), and Whitetree, pursuant to which Sub will be merged with and into Whitetree (the "Merger"), with Whitetree surviving the Merger and becoming a wholly-owned subsidiary of Ascend;

    b. the filing of the related Agreement of Merger with the California Secretary of State in order to effect the Merger; and

    c. the establishment of an escrow fund as described in Article IX of the Merger Agreement (the "Indemnification Provisions") against which claims for indemnification may be made by Ascend and certain related parties following consummation of the Merger (the "Escrow Fund"), all as more fully described in the accompanying Prospectus/Consent Solicitation Statement
  dated March   , 1997 (the "Consent Solicitation Statement").

  In addition, the undersigned hereby:

    (i) designates, constitutes and appoints and ratifies the appointment and designation of Geoffrey Yang to be the undersigned's agent and attorney-in-fact to act as the shareholders' agent (the "Shareholder Agent") pursuant to the provisions of Article IX of the Merger Agreement (the "Indemnification Provisions"), with all the rights, powers, authority and duties of the Shareholder Agent as described therein;

    (ii) agrees that the Shareholder Agent, his affiliates or any successors thereto will not be liable to the undersigned for any actions taken by him in his capacity as Shareholder Agent in the absence of gross negligence or willful misconduct;

    (iii) agrees that Ascend and the Shareholder Agent will be entitled to use the undersigned's shares of common stock of Ascend held in the Escrow Fund to satisfy the undersigned's obligation to pay the undersigned's pro rata share of, and indemnify the Shareholder Agent and hold the Shareholder Agent harmless of the undersigned's pro rata share against, all losses, liabilities and expenses of the Shareholder Agent;

    (iv) agrees to be bound by and approves the Indemnification Provisions as if the undersigned were a party to the Merger Agreement and further agrees that the Shareholder Agent may separately rely upon and enforce against the undersigned the provisions of this Consent and the Indemnification Provisions;

    (v) acknowledges and agrees that the undersigned's maximum liability for any matter pursuant to the Indemnification Provisions and otherwise in connection with the Merger is limited to the undersigned's pro rata share of any liability pursuant to the Indemnification Provisions, up to a maximum of the value of 5% of the shares of Ascend Common Stock issued to the undersigned in the Merger in exchange for shares of Whitetree Common Stock and Whitetree Preferred Stock and rights to purchase Whitetree Capital Stock held by the undersigned at the effective time of the Merger and upon exercise of Options to purchase Whitetree Common Stock assumed by Ascend in connection with the Merger;

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    (vi) consents and agrees that all actions authorized, adopted or approved herein may be taken without a meeting or vote of shareholders, and without compliance with the notice provisions of Section 603 of the CGCL or other notice to shareholders; and

    (viii) acknowledges and agrees that all shares of Ascend Common Stock issued upon the surrender for exchange of shares of Whitetree Capital Stock in accordance with the terms of the Merger Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Whitetree Capital Stock.

  By execution hereof, the undersigned acknowledges receipt of the
accompanying Prospectus/Consent Solicitation Statement dated March   , 1997
and acknowledges and agrees that as a result of signing this Consent, the undersigned hereby waives and loses any right to dissent from the proposed Merger and obtain payment for the undersigned's shares of Whitetree Common Stock or Whitetree Preferred Stock pursuant to Chapter 13 of the CGCL.

  Effective upon the consummation of the Merger and as a result of the execution of this Consent, the undersigned hereby waives any rights or claims (known or unknown) the undersigned may have against Whitetree, Ascend, or any of their respective officers, directors, stockholders, shareholders, employees, affiliates, agents, attorneys, accountants, other professional advisors, successors, or assigns, as a result of the acquisition or ownership of shares of Whitetree Common Stock, Whitetree Preferred Stock, or any options to purchase Whitetree Common Stock or Whitetree Preferred Stock, except for such rights or claims as are expressly set forth in the Merger Agreement.

  This Consent is one of several consents, identical in form to this Consent, that are being signed by the holders of record on the Record Date of issued and outstanding shares of Whitetree Common Stock and Whitetree Preferred Stock, all of which Consents taken together are intended to constitute action by the shareholders of Whitetree by consent in writing without a meeting pursuant to Section 603 of the CGCL and Section 2.10 of Whitetree's Bylaws. Approval of the foregoing matters will constitute approval of all of the matters related to the Merger described herein.

Signature of Shareholder:

_____________________________________

Print name of Shareholder:


Date: March   , 1996

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